Exhibit 5.1

Bridgewater Place • Post Office Box 352
Grand Rapids, Michigan 49501-0352

Telephone 616 / 336-6000 • Fax 616 / 336-7000 • www.varnumlaw.com

May 13, 2005

Clarkston Financial Corporation
6600 Highland Road, Suite 24
Waterford, Michigan 48327

Re:	Registration Statement on Form SB-2 with respect to shares to be issued by Clarkston Financial Corporation

Ladies and Gentlemen:

        We refer to the Registration Statement (the “Registration Statement”) on Form SB-2 that is being filed on the date hereof by Clarkston Financial Corporation (the “Company”), with the Securities and Exchange Commission, for the purposes of registering under the Securities Act of 1933, as amended, up to 261,477 shares (the “Shares”) of the authorized common stock, no par value per share, of the Company to be offered by the Company to its shareholders in a rights offering.

        We have acted as counsel for the Company and examined such documents, proceedings and records of the Company, certificates of public officials and representatives of the Company as we deemed necessary as a basis for the opinion expressed below.

        Based upon the foregoing, it is our opinion that the Shares will be, when and if sold in accordance with the Registration Statement, duly authorized, validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” contained in the prospectus filed as a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Varnum, Riddering, Schmidt & Howlett LLP

Exhibit 5.1 - 1